Exhibit 99.1

200 Holleder Parkway, Rochester, New York 14615

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre / Jamie Baird
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES THIRD QUARTER FISCAL 2020 FINANCIAL RESULTS

~ Delivers Third Quarter Sales Increase of 6.2% to a Record $329.3 Million ~

~ Completes Acquisitions of 27 Stores in California, Nevada and Idaho, Further Expanding Presence

in Western United States ~

~ Updates Fiscal 2020 Comparable Store Sales and EPS Guidance Ranges ~

ROCHESTER, N.Y. – January 30, 2020 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 28, 2019.

Third Quarter Results

Sales for the third quarter of the fiscal year ending March 28, 2020 (“fiscal 2020”) increased 6.2% to $329.3 million, as compared to $310.1 million for the third quarter of the fiscal year ended March 30, 2019 (“fiscal 2019”). The total sales increase for the third quarter of $19.2 million was driven by sales from new stores of $22.7 million, including sales from recent acquisitions of $20.7 million, partially offset by a comparable store sales decrease of 0.9%. Comparable store sales were flat for maintenance services and decreased approximately 1% for tires and front end/shocks and approximately 3% for brakes and alignments.

Gross margin decreased 20 basis points to 37.8% in the third quarter of fiscal 2020 from 38.0% in the prior year period, primarily due to lower comparable store sales which resulted in higher fixed distribution and occupancy costs as a percentage of sales, partially offset by lower material costs as a percentage of sales. Total operating expenses increased $5.5 million to $92.8 million, or

28.2% of sales, as compared to $87.3 million, or 28.1% of sales in the prior year period. Operating expenses for the third quarter of fiscal 2020 included expenses from 103 net new stores compared to the prior year period.

Operating income for the third quarter of fiscal 2020 was $31.6 million, or 9.6% of sales, as compared to $30.7 million, or 9.9% of sales, in the prior year period. Interest expense was $7.0 million for the third quarter of fiscal 2020, as compared to $6.8 million for the third quarter of fiscal 2019.

Net income for the third quarter of fiscal 2020 was $18.9 million, as compared to $20.5 million in the same period of the prior year. Diluted earnings per share for the third quarter of fiscal 2020 were $.56, compared to diluted earnings per share of $.61 in the third quarter of fiscal 2019. Adjusted diluted earnings per share, a non-GAAP measure, for the third quarter of fiscal 2020 were $.60, which excluded $.03 of costs related to Monro.Forward initiatives and $.01 of costs related to acquisition due diligence and integration. This compares to adjusted diluted earnings per share of $.57 in the third quarter of fiscal 2019, which excluded $.01 of costs related to Monro.Forward initiatives, $.01 of nonrecurring corporate and field management realignment costs and $.06 benefit from a one-time income tax adjustment. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure. Net income for the third quarter of fiscal 2020 reflects an effective tax rate of 24.1%, as compared to 15.3% in the prior year period, which reflected a one-time income tax benefit.

During the third quarter of fiscal 2020, the Company added 27 company-operated stores, ending the quarter with 1,289 company-operated stores and 99 franchised locations.

“Following solid performance in October and early November, mild weather in late November and December negatively impacted our top-line. These conditions have continued into January, and given these dynamics, we are adjusting our fiscal 2020 same-store-sales and earnings per diluted share guidance ranges. While we are not satisfied with our financial results, we remain confident in our path forward, though as we have said before, we know it will not be linear,” said Brett Ponton, President and Chief Executive Officer.

Ponton continued, “We are focused on the elements within our business that we can control and made great progress on our strategic transformation this quarter. We continued rolling out our store refresh program and are pleased with the sustained results. We look forward to building upon this momentum as we further expand this initiative across our store base, which combined with our other strategic initiatives, will drive a consistent, 5-star experience for all of our customers. We believe we are well positioned to deliver sustainable, long-term value for our shareholders and are excited to capitalize on the significant opportunities ahead.”

First Nine Months Results

For the current nine-month period, sales increased 6.3% to a record $970.5 million from $913.0 million in the prior year period. Comparable store sales were down 0.1% compared to a positive 2.4% in the prior year period. Gross margin for the nine-month period was 38.6% of sales, compared to 38.9% in the prior year period. Operating income was 10.4% of sales, compared to 10.8% in the prior year period. Net income for the first nine months of fiscal 2020 was $61.8 million, or $1.82 per diluted share, as compared to $62.9 million, or $1.87 per diluted share in the comparable period of fiscal 2019. Adjusted diluted earnings per share, a non-GAAP measure, in the first nine months of fiscal 2020 were $1.91, which excluded $.06 of costs related to Monro.Forward initiatives and $.03 related to acquisition due diligence and integration. This compares to adjusted diluted earnings per share of $1.88 in the first nine months of fiscal 2019, which excluded $.05 of costs related to Monro.Forward initiatives, $.01 of nonrecurring corporate and field management realignment costs, $.01 of costs related to acquisition due diligence and integration and $.06 benefit from a one-time income tax adjustment. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Acquisitions Update

The Company completed the previously announced acquisition of 18 stores, including 14 in Nevada and four in Idaho, both of which are new states for Monro. These locations are expected to add approximately $20 million in annualized sales, representing a sales mix of 75% service and 25% tires. Additionally, the Company completed the previously announced acquisitions of nine stores in California, expanding our presence in a recently entered state. These locations are expected to add approximately $25 million in annualized sales, representing a sales mix of 55% service and 45% tires. These acquisitions are expected to be dilutive to diluted earnings per share in fiscal 2020.

On a combined basis, acquisitions completed in fiscal 2020 represent an expected total of $120 million in annualized sales.

Company Outlook

Based on current sales, business and economic trends, and recently completed acquisitions, the Company now anticipates fiscal 2020 sales to be in the range of $1.275 billion to $1.290 billion, an increase of 6.2% to 7.5% as compared to fiscal 2019 sales, versus the previous range of $1.295 billion to $1.315 billion. In light of year-to-date trends, comparable store sales guidance for fiscal 2020 has been revised to be an anticipated decrease of 1% to flat compared to the previous guidance of an increase of 1% to 2%.

The Company now anticipates its fiscal 2020 diluted earnings per share to be in the range of $2.25 to $2.35, compared to the previous range of $2.45 to $2.55. This guidance compares to diluted earnings per share of $2.37 in fiscal 2019. On an adjusted basis, which is a non-GAAP measure, the Company expects diluted earnings per share to be in the range of $2.35 to $2.45, which excludes Monro.Forward initiative costs and acquisition due diligence and integration costs. This compares to adjusted diluted earnings per share of $2.39 in fiscal 2019, which excluded Monro.Forward initiative costs, nonrecurring corporate and field management realignment costs, acquisition due diligence and integration costs and benefit from a one-time income tax adjustment. The diluted earnings per share guidance is based on 34.0 million diluted weighted average shares outstanding. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, January 30, 2020 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13697938. A replay will be available approximately two hours after the recording through Thursday, February 13, 2020 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13697938. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com. An archive will be available at this website through February 13, 2020.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,288 Company-operated stores, 99 franchised locations, eight wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 32 states, serving the Mid- Atlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and

Western United States. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “assume,” “project,” “believe,” “could,” “may,” “will,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 30, 2019. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share, which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted earnings per share (“EPS”), which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal
	December
	2019	2018	% Change
Sales	$329,281	$310,110	6.2%
Cost of sales, including distribution and occupancy costs	204,929	192,144	6.7%

Gross profit	124,352	117,966	5.4%
Operating, selling, general and administrative expenses	92,781	87,256	6.3%

Operating income	31,571	30,710	2.8%
Interest expense, net	6,983	6,797	2.7%
Other income, net	(274)	(321)	(14.6)%

Income before provision for income taxes	24,862	24,234	2.6%
Provision for income taxes	5,982	3,703	61.5%

Net income	$18,880	$20,531	(8.0)%

Diluted earnings per share:	$.56	$.61	(8.2)%

Weighted average number of diluted shares outstanding	33,973	33,766
Number of stores open (at end of quarter)	1,289	1,186

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended
	Fiscal December
	2019	2018	% Change
Sales	$970,458	$913,027	6.3%
Cost of sales, including distribution and occupancy costs	595,886	557,876	6.8%

Gross profit	374,572	355,151	5.5%
Operating, selling, general and administrative expenses	273,273	256,862	6.4%

Operating income	101,299	98,289	3.1%
Interest expense, net	21,100	20,180	4.6%
Other income, net	(655)	(809)	(19.0)%

Income before provision for income taxes	80,854	78,918	2.5%
Provision for income taxes	19,054	15,982	19.2%

Net income	$61,800	$62,936	(1.8)%

Diluted earnings per share	$1.82	$1.87	(2.7)%

Weighted average number of diluted shares outstanding	33,971	33,605

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 28,	March 30,
	2019	2019
Current Assets
Cash	$8,826	$6,214
Inventories	179,171	171,038
Other current assets	64,508	62,655

Total current assets	252,505	239,907
Property, plant and equipment, net	326,273	312,552
Operating lease assets, net	211,573	—
Finance lease and financing obligation assets, net	193,900	128,029
Other non-current assets	727,962	631,800

Total assets	$1,712,213	$1,312,288

Liabilities and Shareholders’ Equity
Current liabilities	$272,728	$218,447
Long-term finance leases and financing obligations	298,888	238,089
Other long-term debt	196,985	137,682
Long-term operating lease liabilities	176,583	—
Other long-term liabilities	20,437	18,560

Total liabilities	965,621	612,778
Total shareholders’ equity	746,592	699,510

Total liabilities and shareholders’ equity	$1,712,213	$1,312,288

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal		Nine Months Ended Fiscal
	December		December
	2019	2018	2019	2018
Diluted EPS	$0.56	$0.61	$1.82	$1.87
Monro.Forward initiative costs	0.03	0.01	0.06	0.05
Acquisition due diligence and integration costs	0.01	—	0.03	0.01
Corporate and field management realignment costs	—	0.01	—	0.01
One-time income tax benefit	—	(0.06)	—	(0.06)

Adjusted Diluted EPS	$0.60	$0.57	$1.91	$1.88

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal		Nine Months Ended Fiscal
	December		December
	2019	2018	2019	2018
Net Income	$18,880	$20,531	$61,800	$62,936
Monro.Forward initiative costs	1,378	387	2,685	2,202
Acquisition due diligence and integration costs	435	102	1,204	430
Corporate and field management realignment costs	—	350	—	350
Provision for income taxes on adjustments	(435)	(200)	(953)	(713)
One-time income tax benefit	—	(2,050)	—	(2,050)

Adjusted Net Income	$20,258	$19,120	$64,736	$63,155